Exhibit 99.1

NEWS RELEASE – For immediate release

Media Contact: Kathy Stahlman @Road Public Relations (510) 870-1144 kstahlman@road-inc.com

@Road® Offers Electronic Driver Logs and Automated
State Mileage Report Services

New features eliminate paperwork, improve driver efficiency and reduce violation risks

FREMONT, CA – July 1, 2003 – @Road (Nasdaq: ARDI), a leading provider of mobile resource management services, today announced the availability of @Road Driver Logs, an automated Hours of Service feature. Subscribers can now electronically record Duty Status changes and Hours of Service (HOS) information directly into their on-board @Road Internet Data TerminalTM (iDTTM), enabling them to be more productive by reducing paperwork, decreasing unproductive time spent at inspection stations and helping companies avoid violation risks.

With @Road Driver Logs, companies can:

•	Save money. Eliminate paperwork for mobile workforces and office staff.

•	Reduce HOS violation risks. Know when subscribers are near HOS limits.

•	View hours of service in real-time, 24/7. Generate reports by subscriber showing hours worked, hours available and regulatory violations.

@Road also made available today a State Mileage Report feature, enabling companies to automatically record how many miles each subscriber has traveled. The information from the State Mileage Report can be used when preparing state-mandated quarterly fuel tax reports.

“@Road makes it easy for companies to automatically collect and instantly access the information they need to operate more intelligently and to eliminate redundant, error-prone tasks,” said Krish Panu, president and CEO of @Road. “By automating time-consuming tasks, such as log book completion and mileage reports, @Road customers can reduce paperwork, improve bottom-line profitability and realize a rapid return on their investment.” Applegate Logistics, a transportation company that has been in business since 1945, is one of several companies that recently completed a pilot test with the @Road Driver Logs.

“The electronic Hours of Service system is a critical business tool for any transportation or trucking company that needs to better manage operations and increase profitability,” said Mike Applegate, president of Applegate Logistics and past president of the California Trucking Association. “Using the @Road Driver Logs service, our drivers saved a minimum of 15 minutes a day. When you calculate that out at one dollar per minute, times 50 drivers, we easily save $750 a day, simply by automating Hours of Service reporting.”

Improving subscriber safety and managing insurance costs are additional benefits realized by Applegate Logistics.

“If every transportation company used @Road, drivers would operate vehicles at safer speeds,” said Craig Ferreria, vice president of operations for Applegate Logistics. “Driving beyond legal Hours of Service would be eliminated, and overall highway and driver safety conditions would be dramatically improved.”

Companies can subscribe to Driver Logs and State Mileage Report services separately or as a combined service for one, two or three year terms. Price ranges for the combined service are $27.95 to $32.95 per month per subscriber, in addition to standard iLM® and iDT platform fees and GeoManagerSM monthly service fees.

About @Road

@Road (Nasdaq: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers experience an immediate and measurable return-on-investment. @Road delivers its MRM services to more than 100,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability of @Road to successfully market, sell and support the Driver Logs, State Mileage Report and other services described in this press release, dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 31, 2003 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of At Road, Inc. iDT and Internet Data Terminal are trademarks of At Road, Inc. All other trademarks are the property of their respective owners.

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